SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549



                                     FORM 8-K


                                  CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF THE
                          SECURITIES EXCHANGE ACT OF 1934
        Date of Report (Date of earliest event reported)  JANUARY 10, 1995


                         ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
              (Exact name of registrant as specified in its charter)


         WEST VIRGINIA                    0-10042                            55-0609408
(State or other jurisdiction         (Commission File Number)    (I.R.S. Employer Identification No.)
of incorporation or organization)


               ONE VALLEY SQUARE, CHARLESTON, WEST VIRGINIA   25326
                     (Address of principal executive offices)
                                    (Zip Code)


                                  (304) 348-7000
               (Registrant's telephone number, including area code)



                                   Not applicable
      (Former name, address, and fiscal year, if changed since last report)

                   ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

Item 5.     Other Events

    As previously reported on Form 8-K, the merger between One Valley Bancorp of West Virginia, Inc., and Mountaineer Bankshares of W.Va., Inc., was consummated on January 28, 1994. Set forth below are the Consolidated Financial Statements of Registrant as of December 31, 1993 and 1992, and for the three years in the period ended December 31, 1993, and Management's Discussion and Analysis of Financial Condition and Results of Operations restated to reflect that merger, which was accounted for as a pooling of interests.

     One Valley Bancorp of West Virginia, Inc. and Subsidiaries

                  Audited Consolidated Financial Statements

                              December 31, 1993




                                  Contents


Report of Independent Auditors  . . . . . . . . . . . . . . . . 1, 1A and 1B

Audited Consolidated Financial Statements

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . 2
Consolidated Statements of Income . . . . . . . . . . . . . . . 3
Consolidated Statements of Shareholders' Equity . . . . . . . . 4
Consolidated Statements of Cash Flows . . . . . . . . . . . . . 5
Notes to Consolidated Financial Statements  . . . . . . . . . . 6

                       Report of Independent Auditors

The Board of Directors and Shareholders
One Valley Bancorp of West Virginia, Inc.

We have audited the accompanying consolidated balance sheets of One Valley Bancorp of West Virginia, Inc. and subsidiaries (formed as a result of the merger of One Valley and Mountaineer) as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. These consolidated financial statements have been restated to give retroactive effect to the merger of One Valley and Mountaineer on January 28, 1994, which was accounted for using the pooling of interests method as described in Notes 1 and 3 to the consolidated financial statements. We did not audit the consolidated financial statements of Mountaineer Bankshares of W.Va., Inc. and subsidiaries (Mountaineer) which statements reflect total assets of $738,517 and $720,593 as of December 31, 1993 and 1992, respectively, and total interest income of $52,645, $55,403, and $56,818 for each of the three years in the period ended December 31, 1993. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Mountaineer, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp of West Virginia, Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                             /s/ Ernst & Young

January 25, 1994, except for Note 1, as to which the date is November 30, 1994

Report of Independent Auditors

Board of Directors and Shareholders
Mountaineer Bankshares of W.Va., Inc.
Martinsburg, West Virginia

We have audited the accompanying consolidated balance sheets of MOUNTAINEER BANKSHARES OF W.VA., INC., as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993 (which are not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Sunrise Bancorp, Inc., a wholly-owned subsidiary acquired January 29, 1993, in a pooling-of-interests transaction, which statements reflect total assets of $64,995,000 as of December 31, 1992, and net income of $570,000 and $484,000 for the years ended December 31, 1992 and 1991, respectively. Those statements were audited by other auditors and our opinion, in so far as it relates to the amounts included for Sunrise Bancorp, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of MOUNTAINEER BANKSHARES OF W.VA., INC. as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 11 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions and income taxes.

                                        /s/ CROWE, CHIZEK AND COMPANY

Columbus, Ohio
February 4, 1994
                                   1A

                        Report of Independent Auditors

Board of Directors and Shareholders
Sunrise Bancorp, Inc.
Wheeling, West Virginia

We have audited the accompanying consolidated balance sheet of Sunrise Bancorp, Inc., as of December 1992 and 1991, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1992 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sunrise Bancorp, Inc., as of December 31, 1992 and 1991, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

Wheeling, West Virginia                      /s/ S.R. Snodgrass, A.C.
February 15, 1993


                                  1B

         One Valley Bancorp of West Virginia, Inc. and Subsidiaries

                         Consolidated Balance Sheets

                (Dollars in thousands, except per share data)

                                                                       December 31
                                                                     1993        1992
Assets
Cash and due from banks Note 2                                    $  141,195  $  155,716
Interest-bearing deposits in other banks                               8,028       7,791
Federal funds sold                                                    31,145     127,939
Cash and cash equivalents                                            180,368     291,446

Securities (fair value approximated $1,081,742 at December 31,
  1993 and $1,051,762 at December 31, 1992) Note 4                 1,060,036   1,029,275
Loans, net Notes 5 and 6                                           2,132,888   1,962,222
Premises and equipment Note 7                                         80,233      81,269
Accrued interest receivable                                           26,900      29,275
Other assets                                                          32,451      34,100
Total assets                                                      $3,512,876  $3,427,587

Liabilities and shareholders' equity
Liabilities:
  Deposits Note 8:
    Non-interest bearing                                          $  412,317  $  399,777
    Interest bearing                                               2,524,418   2,481,835
Total deposits                                                     2,936,735   2,881,612
  Short-term borrowings Note 9:
    Federal funds purchased                                           14,012      17,718
    Securities sold under agreements to repurchase and other         204,408     186,558
Total short-term borrowings                                          218,420     204,276
Long-term borrowings Note 10                                          22,788      30,218
Other                                                                 29,749      30,943
Total liabilities                                                  3,207,692   3,147,049

Shareholders' equity Note 14:
Preferred stock $10 par value; authorized 1,000,000 shares;
  none issued
Common stock $10 par value; authorized 40,000,000 shares;
  17,516,795 and 17,493,518 shares outstanding at December 31,
  1993 and 1992, respectively, including 270,000 shares in
  treasury at December 31, 1993 and 1992                             175,168     174,935
Capital surplus                                                       25,830      25,352
Retained earnings                                                    107,315      83,380
Treasury stock                                                        (3,129)     (3,129)
Total shareholders' equity                                           305,184     280,538
Total liabilities and shareholders' equity                        $3,512,876  $3,427,587

See notes to consolidated financial statements.

                   One Valley Bancorp of West Virginia, Inc. and Subsidiaries
                                 Consolidated Statements of Income
                          (Dollars in thousands, except per share data)


                                                               Year Ended December 31
                                                              1993      1992      1991
Interest income:
  Interest and fees on loans:
    Taxable                                                 $179,971  $186,681  $165,539
    Tax-exempt                                                 2,122     2,068     2,552
Total                                                        182,093   188,749   168,091
Interest and dividends on securities:
    Taxable                                                   55,868    64,466    58,483
    Tax-exempt                                                 6,634     5,979     7,076
Total                                                         62,502    70,445    65,559
  Other                                                        3,104     4,290     9,142
Total interest income                                        247,699   263,484   242,792
Interest expense:
  Deposits                                                    90,807   109,713   120,437
  Short-term borrowings Note 9                                 6,270     8,203     8,947
  Long-term borrowings Note 10                                 2,709     2,123     1,529
Total interest expense                                        99,786   120,039   130,913
Net interest income                                          147,913   143,445   111,879
Provision for loan losses Note 6                               5,788    11,389     6,671
Net interest income after provision for loan losses          142,125   132,056   105,208

Other income:
  Trust Department                                             7,272     6,041     5,327
  Service charges on deposit accounts                         11,963    11,281     8,981
  Real estate loan processing and servicing fees               8,080     8,453     2,423
  Other service charges and fees                               4,083     4,236     3,531
  Securities gains (losses)                                      113       (35)     (730)
  Other Note 16                                                8,751     7,392     4,824
Total other income                                            40,262    37,368    24,356
  Other expenses:
  Salaries and employee benefits Note 12                      61,511    55,457    46,236
  Net occupancy Note 7                                         6,206     6,199     4,315
  Equipment                                                   10,604    10,503     8,759
  Outside data processing                                      4,575     2,351     1,864
  Federal deposit insurance                                    6,519     6,127     4,629
  Other Note 16                                               36,692    35,503    26,626
  Total other expenses                                       126,107   116,140    92,429
Income before income taxes                                    56,280    53,284    37,135
Applicable income taxes Note 11                               18,326    16,646    10,743
Net income                                                  $ 37,954  $ 36,638  $ 26,392
Net income per common share                                    $2.20     $2.13     $1.72
Average common shares outstanding                             17,237    17,211    15,361

See notes to consolidated financial statements.

                  One Valley Bancorp of West Virginia, Inc. and Subsidiaries
                         Consolidated Statements of Shareholders' Equity
                          (Dollars in thousands, except per share data)


                                                                                   Net
                                                                                Unrealized
                                                                                 Loss on
                                                                                Marketable
                                          Common   Capital  Retained  Treasury    Equity
                                          Stock    Surplus  Earnings    Stock   Securities

Balances at January 1, 1991              $105,157  $ 6,108  $ 99,540  $(3,129)   $(3,648)
  Net income for 1991                                         26,392
  Acquisition of treasury stock by
    Mountaineer                                       (502)
  Issuance of common stock:
  Public offering (1,035,000 shares)       10,350   18,757
  Stock options exercised (56,955
    shares) Note 12                           569      570
  Cash dividends on One Valley shares
    ($.62 per share)                                          (7,064)
  Cash dividends on Mountaineer shares                        (2,313)
  Change in net unrealized loss on
    marketable equity securities                                                   3,409
Balances at December 31, 1991             116,076   24,933   116,555   (3,129)      (239)
  Net income for 1992                                         36,638
  Acquisition of treasury stock by
    Mountaineer                                        (41)
  Stock options exercised (50,423
    shares) Note 12                           505      472
  Cash dividends on One Valley shares
    ($.70 per share)                                          (8,968)
  Cash dividends on Mountaineer shares                        (2,483)
  Three-for-two stock split in the form
    of a 50% stock dividend                36,453      (12)  (36,461)
  Six-for-five stock split in the form
    of a 20% stock dividend                21,901            (21,901)
  Change in net unrealized loss on
    marketable equity securities                                                     239
Balances at December 31, 1992             174,935   25,352    83,380   (3,129)
  Net income for 1993                                         37,954
  Sale of treasury stock by Mountaineer                420
  Stock options exercised (24,280
    shares) and adjustment for
    fractional shares Note 12                 233       58
  Cash dividends on One Valley shares
    ($.84 per share)                                         (10,826)
  Cash dividends on Mountaineer shares                        (3,193)
Balances at December 31, 1993            $175,168  $25,830  $107,315  $(3,129)   $


See notes to consolidated financial statements.

                  One Valley Bancorp of West Virginia, Inc. and Subsidiaries
                               Consolidated Statements of Cash Flows
                                       (Dollars in thousands)


                                                                Year Ended December 31
                                                               1993      1992      1991
Operating activities:
  Net income                                                 $ 37,954  $ 36,638  $ 26,392
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                 5,788    11,389     6,671
      Depreciation                                              7,492     8,104     6,738
      Amortization, net of accretion                            7,390     7,828     5,610
      Deferred income taxes (benefit)                          (2,142)   (2,018)   (1,442)
      Net (gains) losses from sales of assets                    (544)     (593)    1,213
      Loans originated for sale                              (163,800) (218,466)  (45,184)
      Proceeds from loans sold                                170,220   207,871    36,988
      Decrease (increase) in accrued interest receivable        1,844     2,659    (2,170)
      Decrease in accrued interest payable                     (2,978)      (70)   (1,051)
      Net change in other assets and other liabilities          3,141    (4,239)   (1,324)
Net cash provided by operating activities                      64,365    49,103    32,441

Investing activities:
  Proceeds from sale of marketable equity securities                     35,572
  Proceeds from sales of securities                            35,604    27,326    42,241
  Proceeds from maturities of securities                      504,582   611,284   442,843
  Purchases of securities                                    (581,210) (665,703) (669,219)
  Net cash received in acquisitions, net of cash paid                             140,758
  Sale of branch, net of deposits transferred and gain
    on sale                                                              (8,489)
  Net increase in loans                                      (175,424)  (62,691)  (67,563)
  Purchases of premises and equipment                          (7,524)   (8,797)   (6,142)
Net cash used in investing activities                        (223,972)  (71,498) (117,082)
Financing activities:
  Net increase in deposits                                     55,123    64,258    54,345
  Net (decrease) increase in federal funds purchased           (3,706)    4,607      (147)
  Net increase (decrease) in other short-term borrowings       17,850    (4,783)   52,997
  Repayment of long-term borrowings                           (19,586)   (4,821)     (644)
  Proceeds from long-term borrowings                           12,156    18,900     2,356
  Proceeds from issuance of common stock                          291       957    30,246
  Proceeds from sales (purchases) of treasury stock by
    Mountaineer                                                   420       (41)     (502)
  Cash dividends                                              (14,019)  (11,451)   (9,377)
Net cash provided by financing activities                      48,529    67,626   129,274
(Decrease) increase in cash and cash equivalents             (111,078)   45,231    44,633
Cash and cash equivalents at beginning of year                291,446   246,215   201,582
Cash and cash equivalents at end of year                     $180,368  $291,446  $246,215


See notes to consolidated financial statements.

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

                      Notes to Consolidated Financial Statements

                                  December 31, 1993

                    (Dollars in thousands, except per share data)



1. Summary of Significant Accounting and Reporting Policies

The accounting and reporting policies of One Valley Bancorp of West Virginia, Inc. and its subsidiaries (One Valley) conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

Basis of Presentation
These consolidated financial statements have been prepared to give retroactive effect to the merger with Mountaineer on January 28, 1994, which was accounted for as a pooling of interests.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of One Valley Bancorp of West Virginia, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Cash and Cash Equivalents

One Valley considers cash and due from banks, interest-bearing deposits in other banks, and federal funds sold as cash and cash equivalents. The carrying amounts reported in the December 31, 1993 and 1992, balance sheets for cash and cash equivalents approximate those assets' fair values.

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and One Valley has the ability at the time of purchase to hold securities until maturity, they are classified as investments and carried at amortized historical cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale and carried at the lower of cost or market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

The adjusted cost of the specific security sold is used to compute gain or loss on the sale of investment securities.

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Allowance for Loan Losses

In determining the adequacy of the allowance for loan losses, as well as the appropriate provision for loan losses, management takes into consideration the results of internal review procedures, historical loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors which, in management's judgment, deserve recognition. In management's judgment, the allowance for loan losses is maintained at a level adequate to provide for probable losses on existing loans and commitments.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Income Taxes

The consolidated provision for applicable income taxes is based upon reported income and expense. Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.
One Valley and its subsidiaries file consolidated federal and state income tax returns. Each subsidiary provides for income taxes on a separate return basis, and remits amounts determined to be currently payable to the parent company.

Revenue Recognition

Interest income on loans, amortization of unearned income, and accretion of discounts are computed by methods which generally result in level rates of return on principal amounts outstanding.

The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection.

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

Loan Fees and Costs

Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

Net Income per Common Share

Net income per common share is computed by dividing net income by the average common shares outstanding during the year. Options under the One Valley stock option plan are considered common stock equivalents for the purpose of net income per common share data but are excluded from the computation because they are immaterial.

2. Restrictions on Cash and Due From Bank Accounts

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993, was approximately $26,900.

3. Merger and Acquisitions

In January 1994, One Valley acquired all of the outstanding common stock of Mountaineer Bankshares of W.Va., Inc. (Mountaineer) in exchange for 4,350,000 shares of One Valley common stock. This combination has been accounted for as a pooling of interests. The consolidated financial statements have been restated, giving retroactive effect to the merger as though it had been consummated in the earliest period presented. Following is an analysis presenting the results of operations for 1993, 1992 and 1991 of the separate companies.


                                                           1993      1992      1991
     Net interest income:
       One Valley                                        $116,912  $113,670  $ 85,626
       Mountaineer                                         31,001    29,775    26,253
       Consolidated                                      $147,913  $143,445  $111,879

     Net income:

       One Valley                                        $ 32,469  $ 29,477  $ 21,216
       Mountaineer                                          5,485     7,161     5,176
       Consolidated                                      $ 37,954  $ 36,638  $ 26,392

     Net income per common share:
       One Valley                                           $2.52     $2.29     $1.93

       Mountaineer                                           1.89      2.48      1.79
       Consolidated                                          2.20      2.13      1.72


              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

In 1991, One Valley was declared the successful bidder for the purchase of certain assets and the assumption of the deposits and certain other liabilities of Atlantic Financial Federal - West Virginia, F.S.A. (AFF-WV) following its closure by the Office of Thrift Supervision. One Valley assumed deposits of approximately $525 million in exchange for net loans of $339 million, securities of $44 million, cash and cash equivalents of $134 million (including $41.2 million, which represents One Valley's negative bid for the acquired assets) and certain other assets. This acquisition was accounted for under the purchase method of accounting.

In addition, One Valley has acquired several other banks in prior years in acquisitions accounted for using the purchase method of accounting. The purchase prices of all these acquisitions were allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten year period. Deposit intangibles included in other assets approximated $1,800 and $2,600 at December 31, 1993 and 1992. Deposit intangible amortization approximated $800 in 1993 and $900 in 1992 and 1991.

The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $4,300 and $4,700 at December 31, 1993 and 1992. Goodwill amortization approximated $300 in 1993, 1992, and 1991.

4. Securities

The amortized cost and estimated fair values of debt securities are summarized as follows:


                                                           December 31, 1993
                                                          Gross       Gross      Estimated
                                             Amortized  Unrealized  Unrealized      Fair
                                               Cost       Gains       Losses       Value
U.S. Treasury securities and obligations
  of U.S. government corporations and
  agencies                                  $  709,229    $12,330    $  (526)   $  721,033
Obligations of states and political
  subdivisions                                 137,654      5,864       (650)      142,868
Mortgage-backed securities                     197,444      5,104       (731)      201,817
Other debt securities                           15,709        319         (4)       16,024
Totals                                      $1,060,036    $23,617    $(1,911)   $1,081,742


              One Valley Bancorp of West Virginia, Inc. and Subsidiaries


                                                           December 31, 1992
                                                          Gross       Gross      Estimated
                                             Amortized  Unrealized  Unrealized      Fair
                                               Cost       Gains       Losses       Value
U.S. Treasury securities and obligations
  of U.S. government corporations and
  agencies                                  $  755,737    $13,590      $(354)   $  768,973
Obligations of states and political
  subdivisions                                  83,653      4,402       (115)       87,940
Mortgage-backed securities                     171,346      5,182       (410)      176,118
Other debt securities                           18,539        200         (8)       18,731
Totals                                      $1,029,275    $23,374      $(887)   $1,051,762


                                                           December 31, 1991
                                                          Gross       Gross      Estimated
                                             Amortized  Unrealized  Unrealized      Fair
                                               Cost       Gains       Losses       Value
U.S. Treasury securities and obligations
  of U.S. government corporations and
  agencies                                  $  765,784    $20,135      $  (9)   $  785,910
Obligations of states and political
  subdivisions                                  84,146      5,100        (70)       89,176
Mortgage-backed securities                     144,993      7,780        (60)      152,713
Other debt securities                            9,822         87        (12)        9,897
Totals                                      $1,004,745    $33,102      $(151)   $1,037,696


In May 1993 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective for fiscal years beginning after December 15, 1993. With the impending adoption of this Statement, management has reevaluated its classification of securities and assigned an additional $492,809 of securities as available-for-sale. Securities designated as available-for-sale at December 31, 1993, approximated $632,380 and consisted primarily of U.S. Treasury securities and obligations of U.S. government corporations and agencies with remaining contractual maturities of less than five years. These securities had unrealized appreciation of approximately $7,942. One Valley will adopt the provisions of the new standard as of January 1, 1994. In accordance with the Statement, prior period financial statements will not be restated to reflect the change in accounting principle. The effect of adopting this Statement will be to increase the opening balance of shareholders equity by $4,765 (net of $3,177 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost.

The amortized cost and estimated fair value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            Estimated
                                                               Amortized      Fair
                                                                  Cost        Value

     Due in one year or less                                   $  267,046  $  269,612
     Due after one year through five years                        392,464     399,007
     Due after five years through ten years                       110,079     116,187
     Due after ten years                                           93,003      95,119
                                                                  862,592     879,925
     Mortgage-backed securities                                   197,444     201,817
     Totals                                                    $1,060,036  $1,081,742


At December 31, 1993 and 1992, securities carried at $429,200 and $408,300, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

5. Loans

Loans are summarized as follows:


                                                                     December 31
                                                                  1993        1992

     Commercial, financial and agricultural                    $  306,425  $  286,532
     Real estate:
       Revolving home equity                                      102,648      93,092
       Single family residential                                  869,502     777,428
       Apartment buildings and complexes                           41,465      45,798
       Commercial                                                 320,668     282,728
       Construction                                                33,682      43,108
     Installment loans to individuals                             465,216     454,032
     Bankers' acceptances                                           2,123         560
     Other                                                         27,643      14,623
     Total loans net of unearned income                         2,169,372   1,997,901
     Less allowance for loan losses                                36,484      35,679
     Loans net                                                 $2,132,888  $1,962,222
                                   11



              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

               Notes to Consolidated Financial Statements (continued)


Unearned income approximated $4,100 and $5,400 at December 31, 1993 and
1992, respectively.

In May 1993, the FASB issued Statement of Financial Accounting Standards No.
114, Accounting by Creditors for Impairment of a Loan, which is effective for fiscal years beginning after December 15, 1994. The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan s original effective interest rate or, as a practical expedient, at the loan s observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement is not anticipated to have a material effect on One Valley s financial statements.

The fair values for fixed rate commercial, mortgage, and consumer loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.
The carrying value of accrued interest approximates its fair value. The estimated fair value of loans at December 31, 1993 and 1992 approximated
$2,173,000 and $2,017,000.

One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1993, One Valley held loans for sale of approximately $18,433 and had commitments to originate and sell loans of approximately $16,100.

The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $842,000, $1,007,000, and $1,082,000 at December 31, 1993,
1992, and 1991, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $10,968 and $12,304 at December 31, 1993 and 1992.

One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                                                                1993    1992

     Balance, January 1                                       $70,695  $67,346
     Additions                                                 26,989   33,168
     Amount collected                                         (24,838) (29,819)
     Balance, December 31                                     $72,846  $70,695

                                   12




              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

               Notes to Consolidated Financial Statements (continued)


6. Allowance for Loan Losses

Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1993, were as follows:
                                                       1993     1992     1991

     Balance, January 1                              $35,679  $30,567  $20,290
     Charge-offs                                      (7,381)  (8,561)  (7,588)
     Recoveries                                        2,398    2,284    2,110
     Net charge-offs                                  (4,983)  (6,277)  (5,478)
     Provision for loan losses                         5,788   11,389    6,671
     Balance of acquired subsidiaries                                    9,084
     Balance, December 31                            $36,484  $35,679  $30,567



7. Premises and Equipment

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

                                                                  December 31
                                                                1993      1992

     Land                                                    $ 14,510  $ 14,576
     Buildings and improvements                                73,065    72,351
     Equipment                                                 49,202    49,328
     Total                                                    136,777   136,255
     Less accumulated depreciation                            (56,544)  (54,986)
     Premises and equipment net                              $ 80,233  $ 81,269

One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is:
1994 $3,200; 1995 $3,200; 1996 $3,100; 1997 $2,700; and 1998 $2,600, with
$5,200 of commitments extending beyond 1998.

Total expense under these lease agreements, including cancelable and noncancelable leases, was $3,100 in 1993, $1,700 in 1992, and $1,500 in 1991.

8. Deposit Liabilities

The fair values of demand deposits (i.e. interest and noninterest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash

                                   13




              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

               Notes to Consolidated Financial Statements (continued)


flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. The estimated fair value of total deposits at December 31, 1993 and 1992, approximated $2,946,000 and $2,891,000. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the above estimated fair value of total deposits at December 31, 1993 and 1992.

Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $103,000 in 1993, $121,000 in 1992, and $130,000 in 1991.

9. Short-Term Borrowings

Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days.
The carrying amounts of short-term borrowings approximate their fair values.
Additional details regarding short-term borrowings are set forth below:



                                                                 Federal   Repurchase
                                                                  Funds    Agreements
                                                                Purchased  and Other
     1993:
       Average amount outstanding during year                    $19,313    $195,080
       Maximum amount outstanding at any month end                22,236     221,779
       Weighted average interest rate:
         During year                                               3.17%       2.90%
         End of year                                               2.92%       2.58%
     1992:
       Average amount outstanding during year                    $19,183    $202,418
       Maximum amount outstanding at any month end                42,366     218,381
       Weighted average interest rate:
         During year                                               3.51%       3.71%
         End of year                                               2.92%       3.26%
     1991:
       Average amount outstanding during year                    $18,159    $144,037
       Maximum amount outstanding at any month end                22,123     191,341
       Weighted average interest rate:
         During year                                               5.72%       5.41%
         End of year                                               4.47%       4.55%


10. Long-Term Borrowings

Long-term borrowings of $22,788 and $30,218 at December 31, 1993 and 1992 primarily consist of Federal Home Loan advances. The advances mature as follows: 1994 - $5,000, 1995 - $12,000, 1996 - $5,000, and 2002 - $500. The
advances bear a weighted average interest rate of 5.17% at December 31, 1993. The fair values of the long-term borrowings are estimated using

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements. The estimated fair value of long-term borrowings at December 31, 1993 and 1992 approximated $22,900 and $31,000.

11. Income Taxes

The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:
                                                       1993     1992     1991
     Federal:
       Current                                       $18,100  $16,854  $10,435
       Deferred                                       (2,142)  (2,018)  (1,442)
     State                                             2,368    1,810    1,750
     Total                                           $18,326  $16,646  $10,743


A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:


                                            1993              1992              1991
                                       Amount  Percent   Amount  Percent   Amount  Percent
Computed tax at statutory federal
  rate                                $19,698   35.0%   $18,116   34.0%   $12,626   34.0%
Plus: State income taxes net of
  federal tax benefits                  1,511    2.7      1,198    2.2      1,166    3.1
                                       21,209   37.7     19,314   36.2     13,792   37.1
Increase (decrease) in taxes
  resulting from:
    Tax-exempt interest                (2,931)  (5.2)    (2,708)  (5.1)    (3,018)  (8.1)
    Other net                              48     .1         40     .1        (31)   (.1)
Actual tax expense                    $18,326   32.6%   $16,646   31.2%   $10,743   28.9%


Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                                                  December 31
                                                                  1993    1992
     Deferred tax assets:
       Allowance for loan losses                               $12,829  $11,193
       Accrued employee benefits                                 2,331    2,206
       Other accrued expenses                                    2,054    1,348
     Total deferred tax assets                                  17,214   14,747

     Deferred tax liabilities:
       Premises and equipment                                    2,521    2,629
       Loans                                                     4,522    4,089
     Total deferred tax liabilities                              7,043    6,718
     Net deferred tax assets                                   $10,171  $ 8,029

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

Income taxes (benefit) related to securities gains (losses) approximated $45, $(14), and $(292) in 1993, 1992, and 1991.

One Valley made tax payments of approximately $22,000 in 1993, $20,000 in 1992, and $12,000 in 1991.

12. Employee Benefit Plans

One Valley and Mountaineer have defined benefit pension plans covering substantially all of their employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The funding policy of One Valley and Mountaineer is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

The following table presents the funded status of these plans and amounts recognized in the consolidated balance sheets at December 31:


                                                                     1993      1992
     Actuarial present value of accumulated benefit obligation, including vested benefits of $18,020 in 1993 and $13,150
       in 1992                                                     $ 19,137  $ 13,316

     Actuarial present value of projected benefit obligation for
       services rendered to date                                   $(28,602) $(22,183)
     Plan assets at fair value, consisting primarily of cash,
       listed stocks, and U.S. bonds                                 22,705    18,424
     Projected benefit obligation in excess of plan assets           (5,897)   (3,759)
     Unrecognized net asset at November 1, 1987, net of
       amortization                                                  (2,598)   (2,842)
     Unrecognized net loss from past experience different from
       that assumed and effects of changes in assumptions             6,064     3,582
     Unrecognized prior service cost                                    219       235
     Accrued pension cost included in other liabilities            $ (2,212) $ (2,784)


Following is a summary of the components of net periodic pension cost:

                                                                1993    1992    1991

     Service cost benefits earned during the period            $1,445  $1,231  $1,044
     Interest cost on projected benefit obligation              1,740   1,568   1,247
     Actual return on plan assets                              (2,640)   (996) (1,830)
     Net amortization and deferral                                893    (629)    282
     Early retirement benefits                                                    326
     Net periodic pension cost                                 $1,438  $1,174  $1,069


The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7% and 8% at December 31, 1993 and 1992. The rate of increase in

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries future compensation levels used in determining the actuarial present value of projected benefit obligations was 5.5% in 1993 and 6% in 1992. The expected long-term rate of return on plan assets in 1993, 1992, and 1991 was 8.5%. During 1993, the unrecognized net loss increased due to the change in the weighted-average discount rate. This increase was partially offset by actuarial experience gains relating to the return on plan assets.

In 1993, One Valley adopted FASB No. 106,  Employers  Accounting for
Postretirement Benefits Other Than Pensions.   One Valley has a defined
benefit postretirement plan covering all employees who qualify for and elect to retire with a normal or early retirement benefit under the defined benefit pension plan. The plan provides medical and dental benefits. This plan is contributory and contains cost sharing features such as deductibles and co-insurance. One Valley s policy is to fund the cost of the plan in amounts determined at the discretion of management. The effect of adopting Statement 106 increased 1993 net periodic postretirement benefit cost by approximately $400. Postretirement benefit costs for 1992 and 1991, which were recorded on a cash basis, have not been restated.

The following table presents the plan s funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                      1993    1992
     Accumulated postretirement benefit obligation:
       Active plan participants fully eligible for benefits         $   (54) $   (72)
       Other active participants                                     (2,512)  (1,472)
       Current retirees                                              (2,700)  (2,826)
                                                                     (5,266)  (4,370)
     Plan assets
     Accumulated postretirement benefit obligation in excess of
       plan assets                                                   (5,266)  (4,370)
     Unrecognized transition obligation                               4,151    4,370
     Unrecognized prior service cost                                    245
     Unrecognized net loss from past experience different from
       that assumed and effects of changes in assumptions               467
     Accrued postretirement benefit cost included in other
       liabilities                                                  $  (403) $

Net periodic postretirement benefit cost included the following components:

                                                                     1993  1992  1991
     Service cost                                                    $141
     Interest cost                                                    350
     Amortization of transition obligation over 20 years              218
     Net periodic postretirement benefit cost                        $709  $261  $148


The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 12% for 1994 (same as the rate previously assumed for 1993)

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries and is assumed to decrease gradually to 5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1993, by $358 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $68.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7% and 8% at December 31, 1993 and 1992.

In 1993, the FASB issued Statement of Financial Accounting Standards No. 112, Employers Accounting for Postemployment Benefits, which is effective in 1994 for One Valley. This Statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees services already rendered, employees rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. The adoption of this Statement will not be material to One Valley s financial statements.
One Valley has nonqualified and incentive stock option plans for certain key employees. Pursuant to these Plans, an aggregate maximum of 1,158,000 shares of common stock were reserved for issuance, although no more than 162,000 shares may be issued in any calendar year. At December 31, 1993, there were outstanding and exercisable options for the purchase of 314,713 shares at prices ranging from $10.28 to $28.38 per share. During 1993, 24,280 shares were exercised at prices ranging from $10.28 to $15.00.

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

13. Parent Company Condensed Financial Information

CONDENSED BALANCE SHEETS

                                                                           December 31
                                                                         1993      1992
Assets
Interest-bearing deposits in subsidiary bank                           $ 25,841  $ 16,358
Investment securities                                                     1,486     1,408
Premises and equipment                                                      393       694
Investment in subsidiaries:
  Banks                                                                 274,337   261,048
  Nonbanks                                                                8,869     7,743
Other assets                                                              1,320       773
Total assets                                                           $312,246  $288,024


Liabilities and shareholders' equity
Liabilities:
  Long-term borrowings                                                 $         $  1,326
  Other liabilities                                                       7,062     6,160
Total liabilities                                                         7,062     7,486

Shareholders' equity:
  Common stock                                                          175,138   174,905
  Capital surplus                                                        25,860    25,382
  Retained earnings                                                     107,315    83,380
  Treasury stock                                                         (3,129)   (3,129)
Total shareholders' equity                                              305,184   280,538
Total liabilities and shareholders' equity                             $312,246  $288,024

                                   19




CONDENSED STATEMENTS OF INCOME


                                                                  Year Ended December 31
                                                                  1993     1992     1991
Income:
  Dividends from bank subsidiaries                              $31,869  $22,937  $17,593
  Other income                                                    2,825    2,237    2,130
                                                                 34,694   25,174   19,723
Expenses:
  Salaries and employee benefits                                  5,279    4,504    3,769
  Other expenses                                                  5,940    4,374    2,381
  Interest expense                                                   54      512      609
                                                                 11,273    9,390    6,759

Income before income taxes and equity in undistributed
  earnings of subsidiaries                                       23,421   15,784   12,964
Applicable income tax (benefit)                                  (3,074)  (3,568)  (2,557)
Income before equity in undistributed earnings of subsidiaries   26,495   19,352   15,521
Equity in undistributed earnings of subsidiaries                 11,459   17,286   10,871
Net income                                                      $37,954  $36,638  $26,392


              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS

                                                                  Year Ended December 31
                                                                  1993     1992     1991
Operating activities:
  Net income                                                    $37,954  $36,638  $26,392
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                 430      853      445
      Equity in undistributed earnings of subsidiaries          (11,459) (17,286) (10,871)
      Net change in other assets and other liabilities             (188)     130      473
Net cash provided by operating activities                        26,737   20,335   16,439

Investing activities:
  Proceeds from maturities and sale of investment securities               2,520
  Purchase of investment securities                                 (78)  (1,042)
  Investment in subsidiaries                                     (3,000)          (33,660)
  Purchase of equipment                                            (142)    (222)    (130)
  Proceeds from sale of other real estate                           600
Net cash (used in) provided by investing activities              (2,620)   1,256  (33,790)

Financing activities:
  Proceeds from long-term borrowings                                                2,300
  Repayment of long-term borrowings                              (1,326)  (4,566)    (409)
  Proceeds from issuance of common stock                            291      957   30,246
  Proceeds from sale (purchases) of treasury stock by
    Mountaineer                                                     420      (41)    (502)
  Cash dividends paid                                           (14,019) (11,451)  (9,377)
Net cash (used in) provided by financing activities             (14,634) (15,101)  22,258
Increase in cash and cash equivalents                             9,483    6,490    4,907
Cash and cash equivalents at beginning of year                   16,358    9,868    4,961
Cash and cash equivalents at end of year                        $25,841  $16,358  $ 9,868


14. Restrictions On Subsidiary Dividends

The primary source of funds for the dividends paid by One Valley Bancorp is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. During 1994, the retained net profits available for distribution to One Valley Bancorp as dividends without regulatory approval are approximately $36,700, plus retained net profits for the interim periods through the date of declaration.

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

15. Commitments And Contingent Liabilities

In the normal course of business, One Valley offers certain financial products to its customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles require that these products be accounted for as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. One Valley's exposure to loss in the event of nonperformance by the counterparty for commitments to extend credit and standby letters of credit is the contract or notional amounts of these instruments. Management does not anticipate any material losses as a result of these commitments and contingent liabilities. The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1993 and 1992, approximate their carrying value. Following is a discussion of these commitments and contingent liabilities.

Standby Letters of Credit: These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of $38,000 as of December 31, 1993.

Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.

Loan Commitments: As of December 31, 1993, the Bank had commitments outstanding to extend credit at prevailing market rates totaling $360,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

Loans Sold with Recourse: In the acquisition of AFF-WV, One Valley assumed a contingent liability relating to certain loans previously sold by AFF-WV subject to certain recourse provisions which requires it to repurchase these loans or repay any deficiencies on collateral sold in the event the borrower defaults on the original contract. At December 31, 1993, One Valley had approximately $60,000 in outstanding loans sold with recourse. The majority of these loans originated prior to 1980 and have an average balance of less than $20. In connection with its evaluation of AFF-WV, One Valley reviewed these loans utilizing the same lending policies and collateral evaluations that One Valley has historically used in the ordinary course of its business and does not anticipate any material losses as a result of these contingent liabilities. In addition, pursuant to the terms of an Indemnity Agreement with the Resolution Trust Corporation, the Resolution Trust Corporation agreed to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.

              One Valley Bancorp of West Virginia, Inc. and Subsidiaries

16. Other Income and Expenses

Included in other income are checkbook sales which approximated $2,957 in 1993, $3,115 in 1992, and $2,372 in 1991. Included in other expenses is supplies expense which approximated $3,406 in 1993, $3,188 in 1992, and $2,691 in 1991, postage expense which approximated $3,387 in 1993, $3,268 in 1992, and $2,084 in 1991, and professional fees which approximated $3,799 in 1993, $3,703 in 1992, and $2,268 in 1991.

17. Quarterly Financial Data (Unaudited)
Quarterly financial data for 1993 and 1992 is summarized below:

                                                    1993                                 1992
                                             Three Months Ended                   Three Months Ended
                                    March 31  June 30  Sept 30   Dec 31  March 31  June 30  Sept 30   Dec 31
Interest income                      $61,225  $62,200  $61,870  $62,404   $67,471  $66,947  $65,876  $63,190
Interest expense                      25,755   25,146   24,467   24,418    32,576   30,747   29,388   27,328
Net interest income                   35,470   37,054   37,403   37,986    34,895   36,200   36,488   35,862
Provision for loan losses              1,551    1,564    1,406    1,267     2,831    2,782    2,948    2,828
Net interest income after
  provision for loan losses           33,919   35,490   35,997   36,719    32,064   33,418   33,540   33,034
Other income, excluding
  securities gains (losses)            9,728   10,146   10,014   10,261     8,562    8,909   10,342    9,590
Securities transactions                            58      119      (64)      (50)     (30)     (12)      57
Other expenses                        29,330   29,792   31,064   35,921    28,563   28,737   29,715   29,125
Income before income taxes            14,317   15,902   15,066   10,995    12,013   13,560   14,155   13,556
Applicable income taxes                4,479    5,243    5,299    3,305     3,641    4,273    4,599    4,133
Net income                           $ 9,838  $10,659  $ 9,767  $ 7,690   $ 8,372  $ 9,287  $ 9,556  $ 9,423

Average shares outstanding            17,228   17,237   17,237   17,246    17,197   17,211   17,218   17,219
Per share data:
  Net income per share                $  .57   $  .62   $  .57   $  .45    $  .49   $  .54   $  .56   $  .55
  Dividends per share                    .20      .20      .22      .22       .17      .17      .18      .18
  High bid/share                       32.25    29.75    33.25    31.25     20.56    26.25    23.96    30.21
  Low bid/share                        28.25    25.25    26.75    27.00     19.58    19.73    21.46    26.25


                  Management's Discussion and Analysis
           of Financial Condition and Results of Operations

Introduction
    One Valley Bancorp of West Virginia, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates eleven bank subsidiaries ranging in size from $95 million to $1.5 billion. Through these banks, One Valley serves 50 cities and towns with a full range of banking services in 79 locations strategically located throughout the State. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West Virginia. This office building is the headquarters for One Valley Bancorp and the main location of its lead bank. At December 31, 1993, One Valley had approximately $3.5 billion in assets, $2.2 billion in total loans, and $2.9 billion in total deposits.


    One Valley entered into a significant merger agreement with Mountaineer Bankshares of W.Va., Inc. (Mountaineer) in 1993. At December 31, 1993, Mountaineer had total assets of approximately $739 million and total deposits of approximately $608 million. The merger, which closed on January 28, 1994, increases One Valley's market presence in the northern and eastern panhandle regions of the State of West Virginia. This transaction has been accounted for as a pooling-of-interests and, accordingly, all prior period financial information has been restated, giving retroactive effect to the merger as though it had been consummated in the earliest period presented.


    In 1991, One Valley purchased certain assets and liabilities of Atlantic Financial Federal - West Virginia, F.S.A. (Atlantic) from the Resolution Trust Corporation (RTC). Accordingly, the earnings and balances are included in One Valley's financial information only from the date of acquisition. As a result of the purchase, One Valley assumed approximately $525 million in deposits in exchange for $339 million in net loans, $44 million in investment securities, $134 million in cash and cash equivalents, and certain other assets. The transaction increased One Valley's balance sheet by approximately 26%. As a result of the substantial increase in assets and deposits from the Atlantic acquisition, One Valley substantially improved its earning potential. The improvement is clearly demonstrated by the 38.8% increase in 1992 net income, entirely post-acquisition, over 1991 net income, mostly pre-acquisition. Through combining the operations of Atlantic into the operations of One Valley, many operating synergies were realized. Comparisons of average balances and income statement categories are all largely affected by the Atlantic acquisition. Throughout this discussion, many of the increases in balances and operations from 1991 to 1992 will be attributed to the Atlantic acquisition, while other changes will be mentioned only if significant in comparison.


    The accompanying consolidated financial statements have been prepared by the management of One Valley in conformity with generally accepted accounting principles. The audit committee of the Board of Directors engaged Ernst & Young, independent certified public accountants, to audit the consolidated financial statements, and their report is included herein. Financial information appearing throughout this annual report is consistent with that reported in the consolidated financial statements. The following discussion is designed to assist readers of the consolidated financial statements in understanding significant changes in One Valley's financial condition and results of operations.

    Management's objective of a fair presentation of financial information is achieved through a system of strong internal accounting controls. The financial control system of One Valley is designed to provide reasonable assurance that assets are safeguarded from loss and that transactions are properly authorized and recorded in the financial records. As an integral part of that financial control system, One Valley maintains an internal audit staff at the parent company with audit responsibility for all of its subsidiaries. The activities of both the internal and external audit functions are reviewed by the audit committee of the Board of Directors.

Summary Financial Results

    One Valley earned $38.0 million in 1993, a 3.6% increase over the $36.6 million earned in 1992. The increase is primarily due to increased net interest income and non-interest income as well as a lower provision for loan losses. These are partially offset by an increase in other expenses. This increase in earnings follows an increase in 1992 of 38.8% over the $26.4 million earned in 1991. Earnings per share were $2.20 in 1993, an increase of 3.3% over the $2.13 earned in 1992, which compares to the 23.8% increase in 1992 over the $1.72 earned in 1991. As shown in Table 1, the five-year compound growth rate in earnings per share since 1988 has been 11.6%. This compound growth rate is within management's strategic goal of maintaining a range of 8% to 12% annual growth in net income per share. The increased earnings in both 1993 and 1992 resulted from increased net interest income and fee income which more than offset increased operating expenses.


    Table 1, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1988 through 1993, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the sustained growth rates in Equity, Assets, Net Income and Net Loans. The management of One Valley values balanced growth in its financial position rather than growth for growth's sake. A solid capital base is a key strength of One Valley. As shown in Table 1, the average equity-to-average assets ratio has remained consistently strong over the past six years. During 1993 and 1992, this ratio significantly improved, a result of a record earnings performance and an additional public stock offering in December 1991. Table 2, Summary Statement of Net Income, presents three years of comparative income statement information.


    Return on average assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's ROA remained constant in 1993 and 1992 at 1.09%, up from 0.95% in 1991. As shown in Table 3, Analysis of Return on Assets and Equity, the rise in ROA is attributed primarily to the increase in interest income and non-interest income. Net credit income (net interest income less the provision for loan losses) significantly improved in 1993 as a percent of average earning assets to 4.59%, which compares to 4.40% in 1992 and 4.34% in 1991. This highlights One Valley's ability to manage interest rate and credit risk. The increase in non-interest income in 1993 was exceeded by the increase in non-interest expense and thus One Valley's net overhead ratio (non-interest expense less non-interest income as a percentage of average earning assets) increased to 2.68%. While this is higher than the 2.54% ratio in 1992, it is comparable to the 2.69% ratio in 1991.


    Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1993 ROE was 12.88% compared to the 13.62% earned in 1992 and 12.26% reported in 1991. Table 3 comparatively illustrates the components of ROA and ROE over the previous five years.


Balance Sheet Analysis
Summary

    A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1993, is provided in Table 4, Average Balance Sheet / Net Interest Income Analysis. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum amount of interest rate and credit risk.

    In 1993, average earning assets grew by 3.4% or $105.6 million over 1992, following a 22.0% or $557.3 million increase in 1992 over 1991. Average interest bearing liabilities, the primary source of funds supporting earning assets, remained relatively flat in 1993. Average interest bearing liabilities rose by $45.9 million or 1.7% in 1993 when compared to 1992. This increase follows a $472.3 million or 21.2% increase over 1991. The relatively low growth in average interest bearing liabilities is attributed to the lower interest rate environment and the resulting high competition for funds, as more fully explained below. The growth in 1992 average balances is largely attributed to the Atlantic acquisition.


    Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.


Loan Portfolio

    One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 63.3% of average earning assets. One Valley continued to emphasize increasing its loan portfolio in 1993. Average net loans increased by $100.0 million or 5.2% in 1993. The increase in 1993 average loans was primarily attributable to an increase in residential real estate loans. Average net loans increased by $369.5 million, or 23.7%, in 1992. The increase in 1992 average loans is largely due to the Atlantic acquisition late in 1991. As a result, average net loans have increased as a percentage of average earning assets, from 61.3% in 1991, to 62.2% in 1992, to 63.3% in 1993. Similarly, One Valley's loan-to-deposit ratio continued its upward trend in 1993, ending the year at 72.6%. This ratio compares to 68.1% at December 31, 1992 and 67.3% at December 31, 1991. Expanding affiliate markets, as well as One Valley's carefully planned acquisition activity, have contributed greatly to the growth in the loan portfolio.


    Total loans at December 31, 1993, increased by $171.5 million or 8.6% over the total at December 31, 1992, which compares to a $63.8 million or 3.3% increase in 1992 over the total at December 31, 1991. The increase in 1993 is largely due to an increase in residential real estate loans. During 1993 and 1992, the banking industry was consumed with home mortgage refinancing due to the significant decline in home mortgage interest rates. One Valley competed aggressively for these refinancing mortgages and increased the residential real estate portfolio, including revolving home equity loans, by $101.6 million or 11.7% in 1993. One Valley also originated $163.8 million of new loans in 1993 to be sold in the secondary market, a new activity for One Valley since the Atlantic acquisition. This compares to approximately $218.5 million of new loan volume originated for sale in the secondary market in 1992. This activity generates considerable processing and servicing fee income, as discussed further in the "Income Statement Analysis" section of this report.


    Consumer installment loans increased by $11.2 million or 2.5% during 1993, following a $21.1 million or 4.9% increase in 1992. Commercial loans increased by $32.9 million or 10.9% during 1993, compared to a $2.0 million or 0.7% increase in 1992. Commercial real estate loans, including apartment buildings and complexes, increased by $33.6 million or 10.2% during 1993. This follows a $63.2 million or 23.8% increase in 1992. As shown in Table 5, commercial real estate loans have historically only averaged less than one-sixth of the total loan portfolio, thus limiting One Valley's exposure to swings in commercial real estate values.

    Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have any material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $767 million, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio. One Valley completed extensive due diligence on the Atlantic loan portfolio prior to the acquisition and rejected the purchase of some portions of the loan portfolio. One Valley continued its evaluation of the acquired portfolio throughout 1993 and 1992, and continued to conservatively assess the risk of loss within the portfolio.


    Loans secured by real estate, which in total constituted approximately 63% of One Valley's loan portfolio at December 31, 1993, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years. Significant fluctuations in real estate values have caused collateral value problems in other regions of the country. A portion of the loans acquired from the Atlantic acquisition is secured by real estate located outside of West Virginia. However, management believes that the allowance for loan losses is adequate to absorb any material losses that could result from these loans due to declines in real estate values.


    In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note 15 to the consolidated financial statements.


    Table 5 also reports the level of non-performing assets and loans contractually past due over 90 days for the last five years. Total non-performing assets, which consist of past due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans the terms of which have been restructured to enable a delinquent borrower to repay, were $12.5 million or 0.58% of total loans at year-end 1993. This ratio is exceptional when compared to peer group banks across the country. During 1993 and 1992, One Valley diligently worked to reduce its level of non-performing assets, which increased significantly in 1991 due to the Atlantic acquisition.


    The amount of loans contractually past due over 90 days, but which continue to accrue interest, decreased in dollars as well as a percentage of year-end total loans. At December 31, 1993, these loans constituted only 0.15% of year-end loans, a decrease from the 0.21% at December 31, 1992, and, as shown in Table 5, a significant improvement over 1989 and 1990. The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $10.1 million or 7.6% in 1993.


    It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession (or substantive repossession), the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value, additional write-downs of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1993. During 1993, One Valley recognized less than $0.3 million of interest on non-accrual loans, while approximately $1.9 million would have been recognized on these loans had they been current throughout 1993 in accordance with their original terms. In comparison, during 1992, approximately $0.3 million was recognized on non-accrual loans, while approximately $1.8 million would have been recognized in accordance with their original terms.


    In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994. The Statement requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement is not anticipated to have a material effect on One Valley's financial statements.


    The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the loss reserve and the size of the provision each month include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing loans, and an evaluation of current economic conditions. As a part of the holding company structure, One Valley maintains a loan analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans. At December 31, 1993, the allowance for loan losses was $36.5 million or 1.68% of total year-end loans, which is sufficient to absorb over seven times the amount of net charge-offs experienced during 1993. The 1.68% ratio is a decrease from the prior year's 1.79% but is a substantial increase over the 1.58% in 1991 and 1.38% in 1990. In management's opinion, the allowance for loan losses is adequate to absorb the estimated risk of loss in the existing portfolio. The increase in 1992 is primarily the result of growth in the loan portfolio and a conservatively assessed risk of loss in the purchased Atlantic portfolio. Table 5 includes a summary of the allowance for loan losses allocated by loan type. Table 7, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.


    The provision for loan losses in 1993 was $5.8 million, down significantly from the $11.4 million provision in 1992 but relatively close to the $6.7 million provision in 1991. As mentioned earlier, the increase in 1992 was in response to growth in the loan portfolio and a continued conservative assessment of the remaining portion of the purchased Atlantic portfolio. Management has evaluated these loans conservatively because the loans were originated under the former Atlantic credit standards, rather than the stricter One Valley credit standards. While One Valley experienced greater loan growth in 1993, the credit risk of the portfolio has improved significantly, as evidenced by the historically low level of non-performing assets and the low level of net charge-offs during the year. Thus management was able to lower the provision for loan losses for the year and still maintain a relatively high ratio of the allowance for loan losses to the loan portfolio.

    Net charge-offs in 1993 decreased by $1.3 million or 20.6% from 1992 net charge-offs. This decrease follows an increase in 1992 of 14.6% or $0.8 million over 1991 net charge-offs. Net charge-offs as a percentage of average total loans declined to 0.24%, which compares to 0.32% in 1992 and 0.35% in 1991. All three of these ratios compare favorably to peer group institutions. Although the dollar amount of net charge-offs could increase in the coming months due to the increase in the total dollar amount of loans, management anticipates, based on the credit quality of the loan portfolio, that the ratio of net charge-offs to average total loans will continue to remain near the historically low level One Valley has experienced over the years.

Investment Portfolio and Other Earning Assets
    Investment securities averaged $1,074.4 million in 1993, a 2.4% increase from the $1,049.5 million averaged in 1992. This slight increase follows a 25.7% increase over the $834.8 million averaged in 1991. The decrease in the average balance growth rate during 1993 is primarily in response to the increased loan demand during the year, as One Valley was able to place maturing investments in its more profitable loan portfolio. The increase in 1992 was due largely to the investment securities and other highly liquid assets acquired through the Atlantic transaction, and the sale of $35.6 million of marketable equity securities in January 1992. These funds were originally invested in federal funds sold, which are short-term investments with other banks.


    As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold and other short-term investments. Based upon continual analyses of asset/liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a longer period of time (Table 8). At the time of purchase, management determines whether investment securities will be held for sale or held for investment. If held for investment, securities are recorded at historical cost and adjusted monthly over their remaining lives for the accretion or amortization of the difference between cost and maturity value of the investments. Thus at the time of maturity, the proceeds from maturity and the book value of the investment are equivalent and no gain or loss is recognized. One Valley, through its size and the stable nature of its deposit base, is able to purchase investment securities with a wide variety of maturities, a majority of which are short-term. Therefore, since One Valley's investment portfolio is constantly maturing and rolling over into new investments, investment portfolio sales are infrequent, as shown in the Statements of Cash Flows.


    In May 1993 the Financial Accounting Standards Board (FASB) issued
Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994 for One Valley. Under this Statement, debt securities that One Valley has the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that One Valley does not have the positive intent and ability to hold to maturity are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity, while unrealized holding gains and losses on securities classified as trading are reported in earnings. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time.


    With the impending adoption of this new statement, management has reevaluated its investment portfolio philosophies and assigned an additional $492,809 of securities to the available-for-sale classification. Securities designated as available-for-sale at December 31, 1993 approximated $632,380 and consisted primarily of U.S. Treasury securities and obligations of U.S. government corporations and agencies with remaining contractual maturities of less than five years. These securities had unrealized appreciation of approximately $7,942. The remaining is classified as held-to-maturity as management has the positive intent and ability to hold these securities to maturity. The effect on One Valley's financial statements of adopting Statement 115 will be to increase the opening balance of shareholders' equity as of January 1, 1994 by $4,765 (net of $3,177 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost.


    Over the past three years, the market value of the investment portfolio has not materially varied from its historical amortized cost basis, and unrealized losses within the investment portfolio have been more than offset by unrealized gains. Similarly, realized investment securities gains and losses have not materially impacted the net income of One Valley over the past five years. Other information regarding investment securities may be found in Table 8, Investment Securities Analysis, and in Note 4 to the consolidated financial statements.


    Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, have declined over the last several years. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1993, One Valley increased its tax-exempt securities by $54.0 million, or 64.6%, over the level of tax-exempt securities held at December 31, 1992. Future investments in tax-exempt securities will be made if the related yield is greater than that available with a similar taxable investment.


    The average maturity period of the investment portfolio, including longer term mortgage-backed securities, was 4 years 8 months at the end of 1993. The average maturity of the mortgage-backed securities was based on the contractual maturity. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with liability maturity patterns.


    One Valley's average investment in federal funds sold has decreased slightly over the past three years, averaging $93.2 million in 1993, a decrease from the $111.2 million averaged during 1992, which was a slight increase over the $108.5 million averaged during 1991. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/liability structure, as discussed in greater detail above.


    In 1987, One Valley invested a portion of its funds in a mutual fund of securities guaranteed by the U.S. Government. At December 31, 1991, these assets were held for sale, and accordingly, approximately $753,000 was charged to operations in 1991 to reduce the carrying amount to market value. These securities were subsequently sold during the first part of January 1992.


Funding Sources


    Over the past three years, declines in market interest rates have forced banks to reduce their rates paid on interest bearing deposits. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become more intense. In 1993, the average rate paid on interest bearing liabilities was 3.63%, down from the 4.44% average rate paid in 1992, and down further still from 5.87% paid in 1991. One Valley has offered new deposit products as well as slightly higher than market rates to attract additional deposits. One Valley's deposits, on average, increased by 2.3% or $65.9 million in 1993. This increase follows a 20.7% increase in 1992, which is largely due to the $525.2 million of deposits acquired through the Atlantic transaction. During 1993, non-interest bearing deposits increased on average by 6.2% over 1992, while interest bearing deposits increased by only 1.7%. This trend is reflective of an increased customer base in the use of checking and other non-interest bearing deposit products, and the stiff competition for interest bearing investments in a low interest rate environment.

    Short-term borrowings decreased, on average, by $7.1 million or 3.2% from 1992, following a 31.9% increase in 1992 over 1991. Passthrough federal funds purchased from correspondent banks increased, on average, by 0.7% in 1993 following a 5.6% increase in 1992. Fluctuations in federal funds purchased are considered normal and are generally influenced by market interest rates and the availability of funds. Repurchase agreements declined, on average, by 3.6% in 1993, primarily due to a lower level of public funds. The decrease follows a 40.5% increase in 1992 and a 22.4% increase in 1991, which are due primarily to an emphasis on cross-selling of products to commercial customers. It should be noted that no federal funds purchased nor repurchase agreements were assumed in the Atlantic acquisition.


    Long-term borrowings, on average, increased by 40.4% in 1993. As a result, One Valley now has $22.8 million of long-term debt, with repayment schedules from one to twenty-five years. Other information regarding short- and long-term borrowings is contained in Notes 9 and 10 to the consolidated financial statements.


Interest Sensitivity and Liquidity


    Asset/liability management is a means of maximizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest related assets and liabilities. Several techniques are available to achieve a desired interest sensitivity position. Among these are the types of investments and loans made and the rate of interest paid on deposits for various terms. During most of 1993, One Valley maintained its gap sensitivity position in the zero to six-month category as primarily asset sensitive. As shown in Table 10, Comparative Rate Sensitivity Summary, One Valley's sensitivity gap ratio in the zero to six-month category was 1.10 at December 31, 1993. A sensitivity ratio greater than 1.00 indicates that the volume of earning assets which will be subject to interest rate repricing during a given period exceeds the volume of interest bearing liabilities which are subject to repricing during the same period. Thus, an increase in interest rates would tend to have a positive impact on net interest income, while a decline in rates would tend to have the opposite effect. One Valley's strategy is to continually maintain a rate sensitivity ratio of between 0.90 and 1.10 for the six-month time frame, allowing management flexibility in maximizing net interest earnings while minimizing overall interest rate risk.


    Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries. Likewise, additional liquidity is available from holdings of investment securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.


Capital Resources


    One Valley's average equity-to-asset ratio increased to 8.50% during 1993, up from 7.97% during 1992 and 7.77% in 1991. The increase from 1992 to 1993 primarily resulted from the record earnings performance of One Valley for the year. The increase from 1991 to 1992 primarily resulted from the sale of new shares of common stock on the open market during December 1991 for the purpose of restoring the capital ratios after the Atlantic acquisition. Approximately $29.1 million of capital was raised from the sale of 1,035,000 shares. At year-end 1993, One Valley's primary capital ratio was 9.62% compared to 9.13% at year-end 1992. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At year-end 1993, One Valley's risk adjusted capital-to-assets ratio was 14.7% compared to 15.7% at December 31, 1992. The decline in the ratio is primarily due to an increase in securities loaned, an off-balance sheet factor, at the lead bank during the year. However, both of these ratios are well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1993 was 8.5% compared to 8.0% at December 31, 1992. Both of these ratios are well above the minimum 3.0% and the recommended 4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.


    The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note 14 to the consolidated financial statements.


    In September 1988, the Board of Directors authorized management to repurchase up to 360,000 shares of One Valley Bancorp common stock in the open market. As of year-end 1993 and 1992, 270,000 shares had been repurchased. While the last purchase occurred in 1990, any additional purchases will depend upon future market conditions.


Income Statement Analysis

Net Interest Income


    Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $152.6 million in 1993, up 3.4% over the 1992 level, following a 26.3% increase in 1992 over 1991. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate (35% for 1993, 34% for 1992 and 1991). The higher percentage increase in net interest income in 1992 is largely due to the increase in earning assets resulting from the Atlantic acquisition. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1993 and 1992 have provided a significant increase in net interest income. In 1993, the increase in the volume of earning assets increased interest income by $11.5 million. This increase was more than offset by declines in interest yields on earning assets due to declines in the overall interest rate environment, and therefore, a decline in total interest income of $15.3 million occurred in 1993. Similarly, increased volume of interest bearing liabilities boosted interest expense by $2.0 million, but the lower cost of interest bearing liabilities resulted in an overall decline in total interest expense of $20.3 million. Due to the additional interest income provided by the higher volume of earning assets, the decline in total interest income was less than the decline in total interest expense, which resulted in a net increase in net interest income.


    In 1993, as net interest income increased, the net interest margin percentage on a fully tax-equivalent basis maintained its level when compared to the prior year's 4.77% net interest margin. In 1993, One Valley sought ways to maintain a proportional decline in rates paid on deposits with the declines in loan and other investment yields. When market rates on deposits fell more rapidly in 1992 than did rates on total earning assets, One Valley's net interest margin increased from the 4.60% margin realized in 1991 to 4.77% in 1992. It should be noted that during the time of declining interest rates, fixed-rate loans were not subject to interest rate repricing unless refinanced. Thus the yield on the total loan portfolio did not decline as rapidly as market rates paid for deposits. However, as shown in the Net
Interest Margin graph, One Valley's net interest margin has not fluctuated substantially, up or down, over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."


Non-interest Income and Expense


    Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 12, Non-interest Income and Expense, non-interest income increased $2.9 million or 7.7% in 1993 compared to 1992. This followed a 53.4% increase in 1992 over 1991. A large portion of the increase in 1992 is due to the Atlantic transaction. In 1993, service charges on deposit accounts and credit card fees increased due to an increase in the number of customers, while service charges on deposit accounts also increased due to the adoption of a common fee and product structure at all One Valley Banks. Trust income increased significantly in 1993 to $7.3 million, a $1.2 million or 20.4% increase over 1992. This increase follows a 13.4% increase in 1992 over 1991. Trust revenues are increasing primarily due to new business over the past two years. Real estate loan processing fees declined by 4.4% in 1993 when compared to 1992, largely due to a lower volume of loans originated for sale during the year. This major source of non-interest income, acquired through the Atlantic transaction, increased over three-fold in 1992. One Valley generates fee income for the loan application processing as well as for servicing the debt payments over the life of the mortgage after it is transferred to the investor.


    In 1991, One Valley recognized a net securities loss of $730,000, primarily the writedown of marketable equity securities in anticipation of their sale, which occurred in the first part of January 1992. Immaterial securities gains and losses were realized in 1993 and 1992.


    Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. However, with the increase in 1993 operating expenses primarily due to conversion costs for its data processing systems and other costs associated with the Mountaineer merger, One Valley's net overhead ratio increased for the first time in six years. One Valley's 1993 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.68%, a slight increase from the 2.54% ratio realized in 1992. For the year 1993, net overhead was $85.8 million, an increase of 9% over the 1992 net overhead of $78.8 million. By comparison, net overhead totaled $68.1 million in 1991, which did not include a full year of Atlantic operations. A lower net overhead ratio means more of the net interest margin flows through as net income. The net overhead ratio in 1993 was 2.68%, up slightly from 2.54% in 1992 but consistent with 2.68% in 1991. Over the past five years, net overhead has grown by a compound rate of 8.75% whereas average earning assets have grown by over 11.40%.


    Total non-interest expense increased by $10.0 million, or 8.6% over 1992. This compares to a 25.7% increase in 1992 versus 1991. Total staff costs rose by 10.9% in 1993, compared to a 19.9% increase in 1992. Normal salary and benefit increases as well as severance packages for employees of One Valley's data processing subsidiary, and additional expense associated with the adoption of FASB Statement 106, account for the growth in this expense. Additional information concerning the adoption of FASB Statement 106 is discussed in Note 12 to the consolidated financial statements. The increase in 1992 was largely attributable to the increase in the number of employees from the Atlantic transaction.

    In 1993, the FASB issued Statement No. 112, "Employers' Accounting for Postemployment Benefits," which is effective in 1994 for One Valley. This Statement requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. The adoption of this Statement will not be material to One Valley's financial statements.


    Advertising decreased by 6.5% in 1993 compared to 1992, due to the leveling off of an extensive advertising campaign in 1992. Advertising expense increased by 46.1% in 1992, due to increased local advertising in the early part of 1992 following the Atlantic acquisition and increased statewide advertising in the latter part of 1992 in response to the announced acquisition of the largest bank holding company in the State by an out-of-state institution. FDIC insurance increased by 6.4% in 1993 due to normal deposit growth and 32.4% in 1992 due to the deposits assumed in the Atlantic acquisition. Net occupancy expense remained virtually unchanged in 1993 when compared to 1992, while occupancy expense increased by 43.7% in 1992 over 1991 as a result of operating fourteen additional branch locations acquired in the Atlantic transaction. Equipment expenses increased by 1.0% in 1993 versus 1992, which compares to a 19.9% increase in 1992. The large increase in 1992 was largely due to the equipment bought in the Atlantic transaction. Outside data processing costs increased by 94.6% in 1993 compared to 1992, largely due to costs related to the conversion of One Valley's in-house data processing system to M&I Data Services in Milwaukee, Wisconsin. Outside data processing costs increased by 26.1% in 1992 compared to 1991 largely due to additional services needed as a result of the increased branch network and customer base after the Atlantic transaction. Taxes not on income increased by .9% in 1993 due to increases in equity based state and county taxes. Supplies and postage expense increased by 5.2% in 1993 versus 1992 due to data processing conversion. Supplies and postage expense increased by 35.2% in 1992 when compared to 1991 as a result of the increase in the number of customers and accounts from the Atlantic purchase. Other expenses increased by 4.3% in 1993, primarily due to expenses associated with the merger of One Valley and Mountaineer. This increase follows a 34.1% increase in 1992 versus 1991, largely due to increased operating costs associated with the Atlantic transaction.


    As noted above, the required payments for FDIC insurance assessments have increased significantly over the last several years. One Valley's assessment increased from $1.2 million in 1989 to $4.6 million in 1991 largely due to increases in rates, as a result of continued losses in the FDIC insurance fund from bank failures in other regions of the country. During 1992, in response to repeated appeals for a more equitable method of determining assessments, the FDIC announced a change in its insurance rate structure to a multi-rate system based on bank soundness and capitalization. Due to its strengths in asset quality and capitalization, One Valley was assessed at the lowest level possible during 1993, 1992, and 1991, and management anticipates that FDIC insurance rates will remain at that level during 1994.


    An analysis of the allowance for loan losses and related provision for loan losses is included as a portion of the Balance Sheet Summary, Loan Portfolio section of this report.


Applicable Income Taxes


    Income tax expense in 1993 was $18.3 million compared to $16.6 million in 1992 and $10.7 million in 1991. The increase in 1993 is primarily due to increases in pretax earnings and an increase in corporate income tax rates. In addition to the increased pretax earnings, declining tax-exempt income also contributed to increases in income taxes in prior years. With the purchase of additional tax-exempt investments in 1993, discussed above, tax-exempt interest remained relatively unchanged in 1993 and is anticipated to increase in 1994. In 1993, One Valley's effective tax rate was 32.6%, up from 31.2% in 1992 and 28.9% in 1991. Additional information regarding income taxes is contained in Note 11 to the consolidated financial statements.

Effects of Changing Prices


    The results of operations and financial condition presented in this report are based on historical cost, unadjusted for the effects of inflation.


    Inflation affects One Valley in two ways. One is that inflation can result in increased operating costs which must be absorbed or recovered through increased prices for services. The second effect is on the purchasing power of the corporation. Virtually all of a bank's assets and liabilities are monetary in nature. Regardless of changes in prices, most assets and liabilities of the banking subsidiaries will be converted into a fixed number of dollars. Non-earning assets, such as premises and equipment, do not comprise a major portion of One Valley's assets; therefore, most assets are subject to repricing on a more frequent basis than in other industries.


    One Valley's ability to offset the effects of inflation and potential reductions in future purchasing power depends primarily on its ability to maintain capital levels by adjusting prices for its services and to improve net interest income by maintaining an effective asset/liability mix. Management's efforts to meet these goals are described in other sections of this report.

Summary Results of Operations

Fourth Quarter 1993


    Net income for the three months ended December 31, 1993 was $7.7 million, down by 18.4% from the $9.4 million earned during the same period in 1992. On a per share basis, fourth quarter earnings were $0.45 compared to $0.55 in 1992, a decrease of 18.2%.


    Net interest income increased by 5.9% when compared to the same three months of 1992. Non-interest income, excluding securities gains (losses), increased by 7.0%, primarily due to an increase in trust department revenue and deposit account fee income. The provision for loan losses declined by 55.2% when compared to the fourth quarter of 1992. These improvements more than offset a 23.3% increase in non-interest expense, when compared to the fourth quarter of 1992. Fourth quarter 1993 non-interest expenses include costs associated with the completed data processing conversion and the Mountaineer merger.


    Additional quarterly financial data is provided in Note 17 to the consolidated financial statements.

                                                  TABLE 1
                                 Six Year Selected Financial Summary
                              (Dollars in Thousands Except Per Share Data)


                                                                                                                       5 year
                                                                                                                      Compound
                                               1993        1992        1991        1990        1989        1988        Growth
                                                                                                                        Rate
Summary of Operations
        Interest Income                    $     247,699  $  263,484  $  242,792  $  234,025  $  226,249  $  194,119    5.00%
        Interest Expense                          99,786     120,039     130,913     134,462     131,335     106,760   (1.34)
        Net Interest Income                      147,913     143,445     111,879      99,563      94,914      87,359   11.11
        Provision for Loan Losses                  5,788      11,389       6,671       7,884      12,404       6,877   (3.39)
        Non-Interest Income                       40,149      37,403      25,086      19,670      17,199      15,840   20.44
        Gross Securities Transactions                113         (35)       (730)        (37)        265         432  (23.52)
        Non-Interest Expense                     126,107     116,140      92,429      79,201      75,676      72,346   11.75
        Net Income                                37,954      36,638      26,392      23,709      19,101      19,601   14.13

      Per Share Data
        Net Income                            $     2.20     $  2.13     $  1.72     $  1.55     $  1.25     $  1.27   11.62%
        Cash Dividends                              0.84        0.70        0.62        0.59        0.56        0.50   10.93
        Book Value                                 17.70       16.29       14.83       13.44       12.48       11.71    8.61

      Average Balance Sheet Summary
        Net Loans                             $2,026,748  $1,926,773  $1,557,230  $1,384,035  $1,346,884  $1,283,046    9.58%
        Investment Securities                  1,074,467   1,049,459     834,820     745,063     657,578     583,200   13.00
        Total Assets                           3,467,261   3,373,245   2,771,901   2,483,158   2,377,899   2,190,294    9.62
        Deposits                               2,895,131   2,829,263   2,343,404   2,101,377   2,018,646   1,876,584    9.06
        Long-Term Borrowings                      36,088      25,703      15,653      21,342      22,489      22,715    9.70
        Equity                                   294,733     269,007     215,273     196,500     184,558     175,699   10.90

      Selected Ratios
        Equity to Average Assets                    8.50%       7.97%       7.77%       7.91%       7.76%       8.02%
        Return on Average Assets                    1.09        1.09        0.95        0.95        0.80        0.89
        Return on Average Equity                   12.88       13.62       12.26       12.07       10.35       11.16
        Dividend Payout Ratio                      38.18       32.86       36.05       38.06       44.80       39.37

                                                    TABLE 2
                                        Summary Statement of Net Income
                                               (Dollars in Thousands)


                                                                                           Increase (Decrease) From Prior Year
                                                               1993      1992      1991          1993               1992
                                                                                            Amount   Percent   Amount  Percent

      Interest income *                                      $247,699  $263,484  $242,792  $(15,785)   (5.99) $20,692    8.52
      Interest expense                                         99,786   120,039   130,913   (20,253)  (16.87) (10,874)  (8.31)
      Net interest income                                     147,913   143,445   111,879     4,468     3.11   31,566   28.21
      Other operating income                                   40,149    37,403    25,086     2,746     7.34   12,317   49.10
      Gross securities transactions                               113       (35)     (730)       14  (422.86)     695  (95.21)
      Adjusted operating income                               188,175   180,813   136,235     7,362     4.07   44,578   32.72
      Provision for losses                                      5,788    11,389     6,671    (5,601)  (49.18)   4,718   70.72
      Other operating expenses                                126,107   116,140    92,429     9,967     8.58   23,711   25.65
      Income before taxes                                      56,280    53,284    37,135     2,996     5.62   16,149   43.49
      Income taxes                                             18,326    16,646    10,743     1,680    10.09    5,903   54.95
      Net income                                             $ 37,954  $ 36,638  $ 26,392  $  1,316     3.59  $10,246   38.82



      * Fully taxable equivalent interest income
        using the rate of 35% for 1993 and 34% for
        1992 and 1991                                        $252,414  $267,630  $247,752  $(15,216)   (5.69) $19,878    8.02

                                               TABLE 3
                               Analysis of Return on Assets and Equity


                                                                                     1993    1992    1991    1990    1989
      As a percent of average earning assets:
        Fully taxable-equivalent net interest income *                               4.77%   4.77%   4.60%   4.62%   4.66%
        Provision for loan losses                                                   (0.18)  (0.37)  (0.26)  (0.35)  (0.57)
        Net credit income                                                            4.59    4.40    4.34    4.27    4.09
        Non-interest income                                                          1.25    1.21    0.96    0.86    0.81
        Non-interest expense                                                        (3.94)  (3.75)  (3.64)  (3.47)  (3.46)
        Tax equivalent adjustment                                                   (0.15)  (0.13)  (0.20)  (0.26)  (0.32)
        Applicable income taxes                                                     (0.57)  (0.54)  (0.42)  (0.36)  (0.25)
      Return on average earning assets                                               1.18    1.19    1.04    1.04    0.87
        Multiplied by average earning assets to average total assets                92.33   91.78   91.59   91.96   91.83
      Return on average assets                                                       1.09    1.09    0.95    0.95    0.80
        Multiplied by average assets to average equity                              11.82   12.47   12.88   12.63   12.95
      Return on average equity                                                      12.88%  13.62%  12.26%  12.07%  10.35%

      * Fully tax-equivalent using the rate of 35% for 1993 and 34% for earlier years.

                                            TABLE 4
                       Average Balance Sheet/Net Interest Income Analysis
                                           (Dollars in Thousands)

                                               1993                             1992                            1991
                                  Average                Yield/    Average                Yield/    Average               Yield/
                                  Balance  Interest (1) Rate (1)   Balance  Interest (1) Rate (1)   Balance Interest (1) Rate (1)
   Assets
   Loans (2)
     Taxable                    $2,032,527   $179,971     8.85%  $1,929,592   $186,681     9.67%  $1,549,386  $165,539    10.68%
     Tax-exempt                     31,153      3,255    10.45       30,351      3,133    10.32       32,443     3,866    11.92
   Total loans                   2,063,680    183,226     8.88    1,959,943    189,814     9.68    1,581,829   169,405    10.71
     Less: Allowance for losses     36,932                           33,170                           24,599
   Total loans - net             2,026,748                9.04    1,926,773                9.85    1,557,230              10.88
   Investment securities
     Taxable                       973,890     55,868     5.74      966,198     64,466     6.67      740,927    58,483     7.89
     Tax-exempt                    100,577     10,146    10.09       83,261      9,059    10.88       93,893    10,721    11.42
   Total securities              1,074,467     66,014     6.14    1,049,459     73,525     7.01      834,820    69,204     8.29
   Federal funds sold and other    100,270      3,104     3.10      119,696      4,290     3.58      146,612     9,142     6.24
   Total earning assets          3,201,485    252,344     7.88    3,095,928    267,629     8.64    2,538,662   247,751     9.76
   Other assets                    265,776                          277,317                          233,239
   Total assets                 $3,467,261                       $3,373,245                       $2,771,901

   Liabilities and equity
   Interest bearing liabilities
     Int bearing demand
       deposits                 $  451,321     13,642     3.02   $  401,804     14,304     3.56   $  306,673    14,373     4.69
     Savings deposits              799,784     25,505     3.19      691,897     27,548     3.98      482,193    23,991     4.98
     Time deposits               1,247,315     51,660     4.14    1,362,074     67,861     4.98    1,258,191    82,073     6.52
     Short-term borrowings         214,460      6,270     2.92      221,601      8,203     3.70      168,061     8,947     5.32
     Long-term borrowings           36,088      2,709     7.51       25,703      2,123     8.26       15,653     1,529     9.77
   Total interest bearing
     liabilities                 2,748,968     99,786     3.63    2,703,079    120,039     4.44    2,230,771   130,913     5.87
   Demand deposits                 396,711                          373,488                          296,347
   Other liabilities                26,849                           27,671                           29,510
   Shareholders' equity            294,733                          269,007                          215,273
   Total liabilities and equity $3,467,261                       $3,373,245                       $2,771,901
   Net interest earnings                     $152,558                         $147,590                        $116,838
   Net yield on earning assets                            4.77%                            4.77%                           4.60%


   (1) Fully taxable equivalent using the rate of 35% for 1993, and 34% for 1992 and 1991.
   (2) Non-accrual loans are included in average balances.


                                                TABLE 5
                                             Loan Summary
                                         (Dollars in Thousands)

                                                                                           As of December 31
                                                                         1993        1992        1991        1990        1989
      Summary of loans by type
        Commercial, financial, agricultural, and other loans       $  334,068  $  301,155  $  274,436  $  298,857  $  298,291
        Real estate:
          Construction loans                                           33,682      43,108      37,307      25,713      18,679
          Revolving home equity                                       102,648      93,092      70,927      57,539      43,719
          Single family residentials                                  869,502     777,428     801,525     454,345     421,941
          Apartment buildings                                          41,465      45,798      37,490      25,306      21,295
          Commercial                                                  320,668     282,728     252,557     207,511     194,801
          Bankers' acceptances                                          2,123         560      26,887           0           0
        Installment loans                                             465,216     454,032     432,941     395,739     403,656
      Subtotal                                                      2,169,372   1,997,901   1,934,070   1,465,010   1,402,382
        Less:  Allowance for loan losses                               36,484      35,679      30,567      20,290      18,993
      Net loans                                                    $2,132,888  $1,962,222  $1,903,503  $1,444,720  $1,383,389

      Percent of loans by category
        Commercial, financial, agricultural, and other loans            15.40%      15.07%      14.19%      20.40%      21.27%
        Real estate:
          Construction loans                                             1.55        2.16        1.93        1.76        1.33
          Revolving home equity                                          4.73        4.66        3.67        3.93        3.12
          Single family residentials                                    40.09       38.91       41.44       31.01       30.09
          Apartment buildings                                            1.91        2.29        1.94        1.73        1.52
          Commercial                                                    14.78       14.15       13.06       14.17       13.89
        Bankers' acceptances                                             0.10        0.03        1.39        0.00        0.00
        Installment loans                                               21.44       22.73       22.38       27.00       28.78
      Total                                                            100.00%     100.00%     100.00%     100.00%     100.00%
      Non-performing assets
        Non-accrual loans                                          $    8,819  $   14,125  $   18,202  $   14,263  $   13,813
        Other real estate owned                                         3,124       8,853      10,630      10,877       6,214
        Restructured loans                                                597         131       1,964           0           0
      Total non-performing assets                                  $   12,540  $   23,109  $   30,796  $   25,140  $   20,027

        Non-performing assets as a % of total loans                      0.58%       1.16%       1.59%       1.72%       1.43%
        Loans past due over 90 days                                $    3,180  $    4,139  $    3,628  $    3,962  $    4,063

        Loans past due over 90 days as a% of total loans                 0.15%       0.21%       0.19%       0.27%       0.29%
      Allocation of loan loss reserve by loan type
        Commercial, financial, and unallocated portion             $   16,698  $   13,899  $   12,873  $   10,733  $    9,765
        Real estate construction loans                                    180         224         209          76          61
        Real estate mortgage loans                                      8,277       9,179       7,411       2,263       1,987
        Installment loans                                              11,329      12,377      10,074       7,218       7,180
      Total                                                        $   36,484  $   35,679  $   30,567  $   20,290  $   18,993

                                                TABLE 6
                                    Remaining Maturities of Loans
                                              (Dollars in Thousands)



                                                                                   Balance          Projected Maturities
                                                                                 December 31  One Year  One to Five  Over Five
                                                                                     1993     or Less      Years       Years
      Commercial, financial, and agricultural loans                                $306,425   $150,848    $113,524    $ 42,053
      Real estate construction loans                                                 33,682     27,165       2,726       3,791
      Commercial real estate loans                                                  362,133     99,904     162,104     100,125

      Loans with:
        Floating rates                                                             $468,001   $197,253    $175,030    $ 95,718
        Predetermined rates                                                         232,836     80,664     103,324      48,848


      *Based on scheduled or approximate repayments.

                                                TABLE 7
                                     Comparative Loan Loss Summary
                                     For the Year Ended December 31
                                         (Dollars in Thousands)


                                                                     1993        1992        1991        1990        1989
      Allowance for loan losses, beginning of period              $   35,679  $   30,567  $   20,290  $   18,993  $   16,518

      Charge-offs:
        Commercial, financial, and agricultural loans                  2,644       2,756       2,801       2,570       2,321
        Real estate construction loans                                     0           0           0           0           0
        Real estate mortgage loans                                     1,320       1,525         961       1,589       3,113
        Installment loans                                              3,417       4,280       3,826       4,276       6,462
          Totals                                                       7,381       8,561       7,588       8,435      11,896

      Recoveries:
        Commercial, financial, and agricultural loans                    930         821         954         402         338
        Real estate construction loans                                     0           0           0          16           0
        Real estate mortgage loans                                       373         394         168         146         152
        Installment loans                                              1,094       1,069         988       1,284       1,476
          Totals                                                       2,397       2,284       2,110       1,848       1,966
      Net charge-offs                                                  4,984       6,277       5,478       6,587       9,930
      Provision for loan losses                                        5,788      11,389       6,671       7,884      12,405
      Balance of acquired subsidiaries                                     0           0       9,084           0           0
      Allowance for loan losses, end of period                    $   36,483  $   35,679  $   30,567  $   20,290  $   18,993

      Average total loans                                         $2,063,680  $1,959,943  $1,581,829  $1,404,196  $1,367,234
      Total loans at year-end                                      2,169,372   1,997,901   1,934,070   1,465,736   1,402,427

      As a percent of average:
        Total loans:
          Net charge-offs                                               0.24%       0.32%       0.35%       0.47%       0.73%
          Provision for loan losses                                     0.28        0.58        0.42        0.56        0.91
          Allowance for loan losses                                     1.77        1.82        1.93        1.44        1.39

      As a percent of total loans at year-end:
        Allowance for loan losses                                       1.68%       1.79%       1.58%       1.38%       1.35%

      As a multiple of net charge-offs:
        Allowance for loan losses                                       7.32 X      5.68 X      5.58 X      3.08 X      1.91 X
        Income before tax and provision for loan losses                12.46       10.30        8.00        6.06        3.73

                                                TABLE 8
                                     Investment Securities Analysis


                                                                                           As of December 31, 1993
                                                                                                   Average            Taxable
                                                                                                   Maturity         Equivalent
                                                                               Book Value       (Years/Months)       Yield (1)
      U.S. treasury securities:
        Within one year                                                        $  190,033                              4.24%
        After one but within five years                                           273,844                              4.62
        After five but within ten years                                            27,211                              7.12
        Over 10 years                                                              21,351                              7.06
          Total U.S. treasury securities                                          512,439            1/10              4.71

      U.S. government agencies securities:
        Within one year                                                            57,726                              8.59
        After one but within five years                                            83,749                              5.36
        After five but within ten years                                            55,315                              6.88
          Total government agencies  securities                                   196,790            3/0               6.73

      States and political subdivisions securities:
        Within one year                                                            16,531                             10.86
        After one but within five years                                            34,749                             10.31
        After five but within ten years                                            27,245                              8.96
        After ten years                                                            59,129                              7.84
          Total state and political subdivisions  securities                      137,654            7/8               9.05

      Mortgage-backed securities (2):
        Within one year                                                             8,297                              6.60
        After one but within five years                                            45,616                              6.59
        After five but within ten years                                            41,236                              7.40
        After ten years                                                           102,295                              7.35
                                                                                  197,444           10/8               7.15

      Other securities                                                             15,709

      Total investment securities                                              $1,060,036            4/8               6.05


      (1) Fully tax-equivalent using the rate of 35%.
      (2) Maturities for the mortgage-backed securities are based on the contractual due date with no prepayments.

                                               TABLE 9
                           Maturity Distribution of Certificates of Deposit
                                    in Amounts of $100,000 or More
                                        (Dollars in Thousands)

                                                                                       December 31, 1993    December 31, 1992
                                                                                        Amount   Percent     Amount   Percent

      Three months or less                                                             $ 65,875   38.36%    $ 85,372   52.35%
      Three through six months                                                           32,655   19.01       26,517   16.26
      Six through twelve months                                                          28,556   16.63       15,927    9.76
      Over twelve months                                                                 44,662   26.00       35,273   21.63
        Total                                                                          $171,748  100.00%    $163,089  100.00%

                                               TABLE 10
                                 Comparative Rate Sensitivity Summary
                                         (Dollars in Thousands)


                                                                 0-3 Months  3-6 Months  6-12 Months  Over 1 Year     Total
      December 31, 1993
      Earning assets:
        Loans                                                     $793,684    $126,920     $239,693   $1,009,075   $2,169,372
        Investments                                                135,394      58,189      244,018      630,463    1,068,064
        Other earning assets                                        31,145           0            0            0       31,145
      Total earning assets                                         960,223     185,109      483,711    1,639,538    3,268,581

      Interest bearing liabilities:
        Interest bearing deposits                                  599,075     239,420      252,436    1,433,487    2,524,418
        Short-term borrowings                                      194,497       6,374       13,091        4,458      218,420
        Long-term borrowings                                         2,160       2,128        4,256       14,244       22,788
      Total interest bearing liabilities                           795,732     247,922      269,783    1,452,189    2,765,626
      Interest sensitivity gap                                     164,491     (62,813)     213,928      187,349      502,955
        Cumulative interest sensitivity gap                        164,491     101,678      315,606      502,955
        Cumulative rate sensitivity ratio                             1.21        1.10         1.24         1.18

      December 31, 1992
      Earning assets:
        Loans                                                     $746,500    $140,301     $243,228   $  867,872   $1,997,901
        Investments                                                 94,447     119,876      270,503      552,240    1,037,066
        Other earning assets                                       127,939           0            0            0      127,939
      Total earning assets                                         968,886     260,177      513,731    1,420,112    3,162,906

      Interest bearing liabilities:
        Interest bearing deposits                                  653,644     230,250      205,902    1,392,039    2,481,835
        Short-term borrowings                                      193,870       4,413        5,430          563      204,276
        Long-term borrowings                                         1,414       1,415        2,853       24,536       30,218
      Total interest bearing liabilities                           848,928     236,078      214,185    1,417,138    2,716,329
      Interest sensitivity gap                                     119,958      24,099      299,546        2,974      446,577
        Cumulative interest sensitivity gap                        119,958     144,057      443,603      446,577
        Cumulative rate sensitivity ratio                             1.14        1.13         1.34         1.16


      Averages are used when period end balances would produce distorted results. This table includes various assumptions and estimates by management of maturity and repayment patterns.

                                               TABLE 11
                                    Rate Volume Analysis of Changes
                                    in Interest Income and Expense
                                          (Dollars in Thousands)


                                                                           1993 vs 1992                   1992 vs 1991
                                                                      Increase (Decrease) in         Increase (Decrease) in
                                                                      Net Interest Income *          Net Interest Income *
                                                                    Volume    Rate      Total      Volume    Rate      Total

      Earning assets:
        Loans:
          Taxable                                                  $ 9,628  $(16,338)  $(6,710)   $37,859  $(16,717)  $21,142
          Tax-exempt                                                    84        48       132       (239)     (494)     (733)
      Total loans                                                    9,712   (16,290)   (6,578)    37,620   (17,211)   20,409

        Investment securities:
          Taxable                                                      509    (9,107)   (8,598)    15,949    (9,966)    5,983
          Tax-exempt                                                 1,788      (641)    1,147     (1,172)     (490)   (1,662)
      Total securities                                               2,297    (9,748)   (7,451)    14,777   (10,456)    4,321
      Federal funds sold and other                                    (644)     (542)   (1,186)    (1,464)   (3,388)   (4,852)
      Total earning assets                                          11,365   (26,580)  (15,215)    50,933   (31,055)   19,878

      Interest bearing liabilities:
        Time and savings deposits                                    1,876   (20,782)  (18,906)    21,414   (32,138)  (10,724)
        Short-term borrowings                                         (257)   (1,676)   (1,933)     2,405    (3,149)     (744)
        Long-term borrowings                                           794      (208)      586        860      (266)      594
      Total interest bearing liabilities                             2,413   (22,666)  (20,253)    24,679   (35,553)  (10,874)
      Net interest earnings                                        $ 8,952  $ (3,914)  $ 5,038    $26,254  $  4,498   $30,752

      * Fully taxable equivalent using the rate of 35% for 1993 and 34% for 1992 and 1991.
        Note - Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.

                                               TABLE 12
                                    Non-Interest Income and Expense
                                               (Dollars in Thousands)

                                                                                          Increase (Decrease) Over Prior Year
                                                           1993       1992       1991          1993               1992
                                                                                         Amount   Percent    Amount   Percent


      Non-interest income:
        Trust income                                     $  7,272   $  6,041   $ 5,327   $1,231     20.38   $   714    13.40
        Credit card fees                                    2,749      2,055     1,433      694     33.77       622    43.41
        Service charges on deposit accounts                11,963     11,281     8,981      682      6.05     2,300    25.61
        Insurance service fees                                819        990       940     (171)   (17.27)       50     5.32
        Real estate fees                                    8,080      8,453     2,423     (373)    (4.41)    6,030   248.87
        Checkbook sales                                     2,957      3,115     2,372     (158)    (5.07)      743    31.32
        Securities transactions                               113        (35)     (730)     148   (422.86)      695   (95.21)
        Miscellaneous                                       6,309      5,468     3,610      841     15.38     1,858    51.47
      Total non-interest income                          $ 40,262   $ 37,368   $24,356   $2,894      7.74   $13,012    53.42

      Non-interest expense:
        Salaries and wages                               $ 48,906   $ 45,436   $37,182   $3,470      7.64   $ 8,254    22.20
        Employee benefits                                  12,605     10,021     9,054    2,584     25.79       967    10.68
      Total staff expenses                                 61,511     55,457    46,236    6,054     10.92     9,221    19.94

      Other operating expenses:
        Advertising                                         2,697      2,884     1,974     (187)    (6.48)      910    46.10
        FDIC insurance                                      6,519      6,127     4,629      392      6.40     1,498    32.36
        Occupancy, net                                      6,206      6,199     4,315        7      0.11     1,884    43.66
        Equipment                                          10,604     10,503     8,759      101      0.96     1,744    19.91
        Outside data processing                             4,575      2,351     1,864    2,224     94.60       487    26.13
        Taxes not on income                                 2,354      2,334     2,105       20      0.86       229    10.88
        Supplies & postage                                  6,793      6,456     4,775      337      5.22     1,681    35.20
        All other                                          24,848     23,829    17,772    1,019      4.28     6,057    34.08
      Total other operating expenses                       64,596     60,683    46,193    3,913      6.45    14,490    31.37
      Total non-interest expense                         $126,107   $116,140   $92,429   $9,967      8.58   $23,711    25.65

Item 7. Financial Statements, (Pro Forma) Financial Information and Exhibits

Exhibits

23.1 Consent of Ernst & Young LLP
23.2 Consent of Crowe, Chizek and Company
23.3 Consent of S.R. Snodgrass, A.C.
27   Financial Data Schedule

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  One Valley Bancorp of West Virginia, Inc.


DATE   January 10, 1995

                             BY      /s/ Laurance G. Jones
                                             Laurance G. Jones
                                           (Chief Financial Officer)